Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862, FAX (202) 467-6963

February 12, 2007

Confidential

Ms. Kay M. Hoveland
President and Chief Executive Officer
K-Fed Bancorp
1359 North Grand Avenue
Covina, California 91724

Dear Ms. Hoveland:

          This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist K-Fed Bancorp (“K-Fed”) with the business plan (“Business Plan”) to be submitted to regulators in conjunction with K-Fed’s second stage stock offering.  The services we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

          Under K-Fed’s direction, we will prepare the text to be submitted in support of the Business Plan.  We will prepare demographic, economic, or geographic data needed for the Business Plan.  The Business Plan that we will provide will include the text and other information as required.  We also will provide the financial projections and other financial information for the Business Plan.  Our preparation of the Business Plan will be based on information K-Fed provides to us regarding K-Fed’s future business.  After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan.  K-Fed will be responsible for final approval of the Business Plan and other information before submission to applicable regulators.

Fees and Expenses

          Our professional fee for assisting with the development and submission of the Business Plan will be $32,500, payable in two installments:

(i)	$5,000 retainer fee due upon acceptance and execution of this Agreement;

(ii)	$27,500 due upon filing the Business Plan with the applicable regulators.

FELDMAN FINANCIAL ADVISORS, INC.

Ms. Kay M. Hoveland
K-Fed Bancorp
February 12, 2007

If, after submission of the Business Plan, further services are required of Feldman Financial by K-Fed with respect to the Business Plan, Feldman Financial will perform such services at our hourly rates that correspond to the attached fee schedule.  This work, if required, will be capped at $3,500.  In addition, we will invoice you for actual out-of-pocket expenses for data purchases, copying, express mail, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement.  Out-of-pocket expenses will not exceed $2,000 without K-Fed’s prior approval.

Termination

          K-Fed may terminate this Agreement at any time by providing notice of such termination to Feldman Financial.  The “Termination Date” shall be either:  (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

          In the event of termination prior to submission of the Business Plan, K-Fed will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at an hourly rate that corresponds with the aforementioned fee schedule.  Such charges shall not exceed $32,500.  In addition, K-Fed will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

          K-Fed will use its best efforts to assure Feldman Financial that K-Fed will provide such information as Feldman Financial may reasonably request to prepare the Business Plan.  K-Fed acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by K-Fed, and K-Fed further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

          K-Fed agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes.  K-Fed will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Ms. Kay M. Hoveland
K-Fed Bancorp
February 12, 2007

          Feldman Financial agrees to hold in confidence all information K-Fed provides pursuant to this Agreement, other than information which is or becomes publicly available, unless such disclosure is approved by K-Fed or otherwise required by law.  Similarly, K-Fed agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

Sole Terms of Agreement

          This Agreement embodies the sole terms of agreement between K-Fed and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan.  This Agreement can be modified only if such modification is stated in writing and signed by both K-Fed and Feldman Financial.

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          To indicate your acceptance of the terms in this Agreement, please sign below and return one original of this letter to me with a check for $5,000, such payment to be credited as the retainer fee.

Sincerely,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Attachment

AGREED TO AND ACCEPTED BY:

K-FED BANCORP

Name:

Title:

Date:

FELDMAN FINANCIAL ADVISORS, INC.

1001 Connecticut Avenue, NW, Suite 840
Washington, DC 20036
(202) 467-6862, Fax (202) 467-6963

SCHEDULE OF PROFESSIONAL FEES ANfcD EXPENSES

PROFESSIONAL FEES

Feldman Financial Advisors, Inc.’s hourly billing rates for professional services are shown below.  Actual time expended for depositions and courtroom testimony is billed at twice the stated hourly rate.

Title	Hourly Rate

President	$325
Principal	$275
Director	$275
Senior Vice President	$275
Vice President	$200
Research staff	$100

REIMBURSABLE EXPENSES

Out-of-pocket expenses (including, but not limited to, transportation, lodging and meals, express and regular mail, document delivery services, purchase of data or reference materials, color photocopying, and telephone/fax) are billed without mark-up.  The charge for in-house duplication of documents is $0.20 per page.